EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-36968, 33-76090, 33-77600, 33-88706, 333-32795, 333-50689, 333-57933, 333-87875, 333-49274, and 333-59234 on Form S-8 of our report dated February 3, 2003, except for Note 11, as to which date is March 17, 2003, relating to the consolidated financial statements of Three-Five Systems, Inc. as of and for the year ended December 31, 2002 appearing in this Annual Report on Form 10-K of Three-Five Systems, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 28, 2003